Exhibit 99.1

Tanox Reports Fourth Quarter and Full Year 2006 Results

          HOUSTON, March 15 /PRNewswire-FirstCall/ -- Tanox, Inc. (Nasdaq: TNOX) today reported financial results for the fourth quarter and full year 2006.

          Fourth Quarter 2006 Financial Overview

          Total revenues for the fourth quarter of 2006 were $18.3 million, compared to revenues of $23.0 million for the fourth quarter of 2005, and $15.3 million for the third quarter of 2006.  Net royalty revenue from sales of Xolair(R) (omalizumab) was $11.3 million for the fourth quarter of 2006, compared to net Xolair royalty revenue of $8.5 million for fourth quarter of 2005, and $10.2 million for the third quarter of 2006.

          In addition to royalty revenue, Tanox recorded fourth quarter 2006 manufacturing-rights revenue of $3.7 million versus $474,000 for the fourth quarter of 2005, and $2.6 million for the third quarter of 2006.  Net profit- sharing revenue was $2.1 million for the fourth quarter of 2006, compared to $1.1 million(1) for the fourth quarter of 2005, and $2.4 million for the third quarter of 2006.  Tanox also recorded $1.0 million in development agreement revenue representing reimbursement by Novartis of a portion of the high affinity anti-IgE program development costs incurred by Tanox in 2006.  Fourth quarter 2005 revenues included a one time $12.8 million net milestone based on Xolair sales achieving annual sales of more than $300 million for the first time in 2005.

          Tanox reported net income of $4.5 million, or $0.10 per share, for the fourth quarter of 2006, compared to net income of $9.8 million, or $0.23 per share, for the fourth quarter of 2005, and $376,000, or $0.01 per share, for the third quarter of 2006.

          Results for the fourth quarter of 2006 reflected the company’s Jan. 1, 2006 adoption of Statement of Financial Accounting Standards No. 123R (FAS 123R).  The impact of expensing employee stock compensation is reflected in the table below:

	Earnings Per Share Before Stock Compensation Expense	Stock Compensation Expense	Reported Earnings Per Share

Fourth Quarter 2006	$0.12	$(0.02)	$0.10

          Research and development costs for the fourth quarter of 2006 were $11.0 million, compared to $12.7 million for the fourth quarter of 2005, and $14.5 million for the third quarter of 2006.  The decrease in costs for the fourth quarter of 2006 results mainly from reduced clinical trial and manufacturing-related expenses related to the company’s TNX-355 program.

          General and administrative expenses were $5.1 million for the fourth quarter of 2006, compared to $1.9 million for the fourth quarter of 2005, and $2.6 million for the third quarter of 2006.  The majority of the increase in general and administrative expenses in the fourth quarter of 2006 was due to transaction-related expenses in connection with the proposed merger with Genentech.

          2006 Financial Overview

          Total revenues were $56.1 million for 2006, compared to $44.7 million for 2005.  The 26 percent increase in 2006 revenues is attributed to higher Xolair royalty, profit sharing and manufacturing-rights revenues, partially offset by a one time $12.8 million net milestone recorded in the fourth quarter of 2005.

          The company realized a net loss of $2.6 million, or $0.06 per share, for 2006, compared to a net loss of $19.4 million, or $0.43 per share, for 2005. The lower net loss in 2006 is attributed primarily to increased revenue associated with Xolair and the one-time charge to acquired in-process research and development expense for the purchase of a tissue factor antagonist program in 2005.

          Results for the year 2006 reflected the company’s Jan. 1, 2006 adoption of Statement of Financial Accounting Standards No. 123R (FAS 123R).  The impact of expensing employee stock compensation is reflected in the table below:

	Earnings Per Share Before Stock Compensation Expense	Stock Compensation Expense	Reported Loss Per Share

Year 2006	$0.02	$(0.08)	$(0.06)

          Research and development costs were $53.4 million for 2006, compared to $47.9 million for 2005.  The increase in costs for the year 2006 results mainly from increased manufacturing activities in preparation for planned clinical trials, increased spending for preclinical programs and employee stock compensation expense.

          General and administrative expenses were $13.5 million for 2006, compared to $7.2 million for 2005.  The majority of the year-over-year increase in general and administrative expenses was due to transaction-related expenses in connection with the proposed merger with Genentech and employee stock compensation expense.

          At the end of 2006, Tanox had $185.1 million in cash and investments, compared to $164.5 million at the end of 2005.  The increase in cash was due to a one-time net milestone payment of $12.8 million received in the first quarter of 2006, and increases in royalty, profit sharing and manufacturing- rights revenues.

          About Tanox, Inc.

          Tanox is a biotechnology company specializing in the development of monoclonal antibodies.  The company develops innovative biotherapeutics for the treatment of immune mediated diseases, inflammation, infectious disease and cancer.  Tanox’s lead investigational therapy, ibalizumab (TNX-355), is a viral-entry inhibitor antibody to treat HIV/AIDS.  TNX-355 has shown significant antiviral activity in Phase 2 clinical testing.  Tanox’s first- approved drug, Xolair(R) (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma.  Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved in over 50 countries, including the United States, Canada and the European Union. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at http://www.tanox.com .

(1)	Includes $562,000 previously reported as deferred revenue in the third quarter of 2005

TANOX, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per-share data)

Summary of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

	(Unaudited)
Revenues, net	$18,283	$23,034	$56,137	$44,687
Operating expenses:
Research and development	10,977	12,742	53,409	47,898
Acquired in-process research and development	—	—	—	13,680
General and administrative	5,097	1,881	13,465	7,152
Total operating expenses	16,074	14,623	66,874	68,730
Income (Loss) from operations	2,209	8,411	(10,737)	(24,043)
Other income, net	2,301	1,427	8,169	4,619
Net income (loss)	$4,510	$9,838	$(2,568)	$(19,424)
Income (loss) per share - basic and diluted	$0.10	$0.23	$(0.06)	$(0.43)
Shares used in computing income (loss) per share - basic and diluted
Basic	44,902	44,086	44,916	44,675
Diluted	45,092	44,391	44,916	44,675
Employee stock compensation expense included in operating expenses:
Research and development	$404	$—	$1,574	$—
General and administrative	408	—	2,121	—
Total	$812	$—	$3,695	$—

Summary Balance Sheet Information

	December 31, 2006	December 31, 2005

Assets:
Cash, cash equivalents and investments	$185,081	$164,501
Property and equipment (net)	29,227	31,214
Other assets	17,800	34,221
Total assets	$232,108	$229,936
Liabilities and Stockholders’ Equity:
Accounts payable, accrued liabilities and deferred revenue	$11,905	$16,495
Stockholders’ equity	220,203	213,441
Total liabilities and stockholders’ equity	$232,108	$229,936

SOURCE  Tanox, Inc.
          -0-                              03/15/2007
          /CONTACT:  Greg Guidroz of Tanox, Inc., +1-713-578-4011, or gguidroz@tanox.com /
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20050207/TNOXLOGO
                       PRN Photo Desk photodesk@prnewswire.com /
          /Web site:  http://www.tanox.com /
          (TNOX)